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                                                                    EXHIBIT h(6)

                Administrative and Shareholder Services Agreement

This Agreement is made as of the 1st day of May 2001, by and between ING Pilgrim Group, LLC (the "Administrator") and ReliaStar Life Insurance Company of New York ("Company"), collectively, the "Parties."

WHEREAS, the Administrator serves as the Administrator for Pilgrim Variable Products Trust ("Trust"), which currently consists of 8 separate series (the "Portfolios"); and

WHEREAS, the Company has entered into a Participation Agreement, dated May 1st, 2001, with the Trust (a "Participation Agreement") pursuant to which the Trust will make shares of each Portfolio listed from time to time on Schedule A of the Agreement available to the Company at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable life insurance policies and variable annuity Contracts (each, a "Contract," and collectively, the "Contracts") to be issued by the Company; and

WHEREAS, the Participation Agreement provides that the Trust will bear the costs of preparing and filing with the Securities and Exchange Commission the Trust's prospectus, registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and preparing all statements and notices required by any federal or state law to be, in each case as may reasonably be necessary for the performance of its obligations under the Participation Agreement (collectively, the "Trust Materials"), and providing the Company with copies of the Trust Materials; and

WHEREAS, the Participation Agreement provides that the Trust shall pay for the cost of typesetting, printing and distributing periodic fund reports to shareholders, prospectuses and supplements thereto, statements of additional information, proxy statements and other materials that are required by law to be sent to existing owners of Contracts ("Contract owners"), as well as the cost of distributing such materials; and

WHEREAS, the Participation Agreement makes no provision for which party shall incur various administrative expenses in connection with the servicing of Contract owners or Participants who have allocated Contract value to a Portfolio, including, but not limited to, responding to various Contract owner inquiries regarding a Portfolio; and

WHEREAS, ING Pilgrim Investments, LLC ("Pilgrim Investments"), investment adviser to the Portfolios and a subsidiary of the Administrator, has entered into an Expense Limitation Agreement with the Trust, a copy of which has been provided to the Company, and which may be renewed or amended from time to time ("Expense Limitation Agreement") under which Pilgrim Investments has agreed to limit the expenses of all of the Portfolios;

WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, consistent with the best interests of Contract owners and participants, and that does not entail the expense and inconvenience of separately identifying and accounting for each item of Trust expenses;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

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I.       Services Provided:

         The Company agrees to provide services including, but not limited to:

         a) delivering and responding to inquiries respecting Trust prospectuses, Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust);

         b) facilitating the tabulation of Contract owners' and participants' votes in the event of a meeting of Trust shareholders;

         c) providing and administering Contract features for the benefit of Contract owners and participants participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

         d) responding to inquiries from Contract owners and participants using one or more of the Portfolios as an investment vehicle regarding the services performed by the Company as they relate to the Trust or its Portfolios;

         e)       teleservicing support in connection with the Portfolios;

         f) maintenance of Company records reflecting shares purchased and redeemed and share balances held by separate accounts of the Company and the conveyance of that information to the Trust, its transfer agent, or the Administrator as may be reasonably requested;

         g) facilitating the printing and mailing of reports to shareholders and other shareholder communications from the Trust as may be required pursuant to the Participation Agreement;

         h) responding to inquiries from Contract owners or participants concerning the Trust and its operations; and

         i) providing such similar services as the Administrator or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

II.      Expense Allocations:

         Subject to Section III, the Company or its affiliates shall bear the costs of:

         a) printing and distributing all Trust Materials to be distributed to prospective Contract owners as discussed in the Participation Agreement as being distributed at the Company's expense;

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